Exhibit 10.1

Execution Version

INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of July 12, 2023, to the Second Amended and Restated Credit Agreement, dated as of March 23, 2021 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among SITEONE LANDSCAPE SUPPLY HOLDING, LLC, a Delaware limited liability company (formerly known as JDA Holding LLC) (the “Parent Borrower”), SITEONE LANDSCAPE SUPPLY, LLC, a Delaware limited liability company (formerly known as John Deere Landscapes LLC) (the “OpCo Borrower”, and together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.                 Pursuant to Subsection 2.8 of the Credit Agreement, the Borrower Representative hereby proposes to increase (the “Increase”) the aggregate existing Initial Term Loans from $251,515,428.24 to $371,515,428.24 (such increased Initial Term Loans, the “Supplemental Initial Term Loans” and any commitments with respect thereto, the “Supplemental Initial Term Loan Commitments”).

2.                 The following Lender (the “Increasing Lender”) has been invited by the Borrower Representative, and has agreed, subject to the terms hereof, to increase its Initial Term Loans as follows:

Name of Lender	Initial Term Loans (prior to giving effect hereto)	Supplemental Initial Term Loan Commitment	Initial Term Loans (after giving effect hereto)
JPMorgan Chase Bank, N.A.	$0.00	$120,000,000.00	$120,000,000.00

3.                 Pursuant to Subsection 2.8 of the Credit Agreement, by execution and delivery of this Increase Supplement, the Increasing Lender agrees and acknowledges that it shall have an aggregate Supplemental Initial Term Loan Commitment and Initial Term Loans in the amounts equal to the respective amounts set forth above next to its name.

4.                 Amendments to the Credit Agreement. Effective as of the date hereof, the Credit Agreement is hereby amended as follows:

a.	Section 1.1 of the Credit Agreement is hereby amended by adding each of the following new defined terms in the appropriate alphabetical order:

““2023 Increase Supplement”: that certain Increase Supplement to this Agreement, dated as of July 12, 2023, by and between the Borrower Representative and the increasing lender party thereto.

“2023 Increase Supplement Effective Date”: July 12, 2023.”

b.	On the date hereof, Subsection 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)     The Initial Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on June 30, 2021 up to and including the Initial Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the 2023 Increase Supplement Effective Date	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date
Each March 31, June 30, September 30 and December 31 ending on or after the 2023 Increase Supplement Effective Date and prior to the Initial Term Loan Maturity Date	$950,167.33
Initial Term Loan Maturity Date	all unpaid aggregate principal amounts of any outstanding Initial Term Loans

(it being understood, for the avoidance of doubt, that the adjustment effected by the 2023 Increase Supplement to the aggregate amount of each quarterly installment of amortization payable in respect of Initial Term Loans does not reduce the amount of each such quarterly installment of amortization that was payable with respect to any Initial Term Loan that was outstanding immediately prior to the 2023 Increase Supplement Effective Date).”

c.	On the date hereof, clause (v) of the proviso to the second sentence of Subsection 2.8(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(v) the interest rate margins and (subject to clause (iv) above) amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower Representative and the applicable Incremental Lenders; provided that in the event that the applicable interest rate margins for any term loans Incurred by the Borrowers under any Incremental Term Loan Commitment made on or prior to the date that is six months after the 2023 Increase Supplement Effective Date are higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points; provided, further that, in determining the applicable interest rate margins for the Initial Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Incremental Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrowers to the Lenders under the Initial Term Loans or any Incremental Term Loan in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity) (provided that, if the Initial Term Loans are issued in a manner such that all Initial Term Loans were not issued with a uniform amount of OID or upfront fees within the Tranche of Initial Term Loans, the amount of OID and upfront fees attributable to the entire Tranche of Initial Term Loans shall be determined on a weighted average basis); (B) any arrangement, structuring or other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Incremental Lenders providing such Incremental Term Loans shall be excluded; (C) any amendments to the Applicable Margin on the Initial Term Loans that became effective subsequent to the Closing Date but prior to the time of such Incremental Term Loans shall also be included in such calculations and (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans shall be increased by such amount;”

d.	On the date hereof, Subsection 4.5(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)     If, prior to the date that is six months after the 2023 Increase Supplement Effective Date, the Borrowers make an optional prepayment in full of the Initial Term Loans in an amount equal to the Net Cash Proceeds received by the Borrowers or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 1.0% of the aggregate principal amount of the Initial Term Loans being prepaid. If, prior to the date that is six months after the 2023 Increase Supplement Effective Date, any Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace the Initial Term Loans) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Subsection 2.10(e) or 11.1(g)) shall receive a fee equal to 1.0% of the principal amount of the Initial Term Loans of such Lender assigned to a replacement Lender pursuant to Subsection 2.10(e) or 11.1(g). Notwithstanding the foregoing, no fee shall be required to be paid under this Section 4.5(b) in connection with any Repricing Transaction made in connection with a transaction that constitutes a Change of Control or with any transformative acquisition.”

5.                 Representations and Warranties. As of the date hereof, the Borrower Representative, on behalf of each of the Loan Parties, hereby represents and warrants as follows:

a.	Corporate Power; Authorization; Enforceable Obligations. The Borrower Representative has the legal right, to make, deliver and perform this Increase Supplement and the Borrower Representative has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance thereof. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Borrower Representative in connection with the execution, delivery, performance, validity or enforceability of this Increase Supplement, except for consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Increase Supplement has been duly executed and delivered by the Borrower Representative. This Increase Supplement constitutes a legal, valid and binding obligation of the Borrower Representative which has been executed and delivered constitutes a legal, valid and binding obligation of the Borrower Representative, enforceable against the Borrower Representative in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

b.	No Legal Bar. The execution, delivery and performance of this Increase Supplement by the Borrower Representative (a) will not violate any Requirement of Law or Contractual Obligation of the Borrower Representative in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens permitted under the Credit Agreement) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of the Borrower Representative, except (other than with respect to the Borrowers) as would not reasonably be expected to have a Material Adverse Effect.

c.	Representations and Warranties; No Default. Each of the representations and warranties made by any Loan Party pursuant to the Credit Agreement and any other Loan Document to which it is a party are, except to the extent that they relate to a particular date, true and correct in all material respects on and as of the date hereof as if made on and as of such date; provided that the representation made under the second sentence of Section 5.2 shall be true and correct as of the 2023 Increase Supplement Effective Date. On the date hereof, after giving effect to this Increase Supplement, no Default or Event of Default has occurred and is continuing.

6.                 Conditions to Effectiveness. This Increase Supplement, including the agreement of the Increasing Lender to make the Supplemental Initial Term Loans pursuant to the Supplemental Initial Term Loan Commitments requested to be made by it, shall become effective on the 2023 Increase Supplement Effective Date on which the following conditions shall have been satisfied or waived:

a.	Borrowing Notice. The Administrative Agent shall have received duly executed notice of borrowing from the Borrower Representative with respect to the Increase;

b.	Counterparts. The Administrative Agent shall have received this Increase Supplement, executed and delivered by the Borrower Representative and the Increasing Lender.

c.	Corporate Certificates and Authorizations. The Administrative Agent shall have received (a) customary secretary’s certificates related to organizational documents, resolutions and officer incumbency with respect to each Borrower and (b) a good standing certificate (or similar document to the extent relevant in the applicable jurisdiction of organization), with respect to each Borrower; and

d.	Compliance Certificate. The Administrative Agent shall have received a certificate of the Borrower Representative certifying compliance with the financial test set forth in clause (ii) of the definition of “Maximum Incremental Facilities Amount” (together with calculations demonstrating compliance with such test).

e.	Legal Opinion. The Borrower Representative shall have delivered to the Administrative Agent and the Increasing Lender an opinion from Debevoise & Plimpton LLP, in form and substance reasonably satisfactory to the Administrative Agent.

f.	Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to Section 5 above shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of the 2023 Increase Supplement Effective Date as if made on and as of such date.

g.	No Event of Default. No Default or Event of Default shall have occurred and be continuing on the 2023 Increase Supplement Effective Date after giving effect to the effectiveness hereof.

7.	Except as expressly set forth herein, this Increase Supplement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents, all of which (including with respect to the security interests and liens granted to the Administrative Agent and the other Secured Parties under the Loan Documents) are ratified and affirmed in all respects and shall continue in full force and effect except that, on and after the effectiveness of this Increase Supplement, each reference to the Credit Agreement in the Loan Documents shall mean and be a reference to the Credit Agreement as amended by this Increase Supplement. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents in similar or different circumstances. This Increase Supplement is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

8.	This Increase Supplement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under Subsection 11.6 of the Credit Agreement.

9.	Any provision of this Increase Supplement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	This Increase Supplement may be executed by one or more of the parties to this Increase Supplement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Increase Supplement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Increase Supplement or any document to be signed in connection with this Increase Supplement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

11.	THIS INCREASE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party hereto hereby irrevocably and unconditionally:

a.	submits for itself and its property in any legal action or proceeding relating to this Increase Supplement to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Increase Supplement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Term Loan Facility Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 11 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 11(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

b.	consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

c.	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower Representative, the Increasing Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 of the Credit Agreement or at such other address of which the Administrative Agent, the Increasing Lender and the Borrower Representative shall have been notified pursuant thereto;

d.	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

e.	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11 any consequential or punitive damages.

12.	EACH OF PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INCREASE SUPPLEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
JPMORGAN CHASE BANK, N.A.

By:	/s/ Ryan P Viaclovsky
	Name:	Ryan P Viaclovsky
	Title:	Authorized Officer

SITEONE LANDSCAPE SUPPLY HOLDING, LLC
as Borrower Representative

By:	/s/ John T. Guthrie
	Name:	John T. Guthrie
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

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